Exhibit 99.1

December 15, 2022

Granite Ridge Resources, Inc. Announces Stock Repurchase Program and

Lock-Up Waiver for Certain Previously Issued Shares

DALLAS, Texas, December 15, 2022 – Granite Ridge Resources, Inc. (NYSE: GRNT) (“Granite Ridge” or the “Company”) today announced that the Board of Directors has approved a stock repurchase program authorizing management of the Company to repurchase up to $50 million of the Company’s common stock through December 31, 2023. The Company also announced that the Conflicts Committee of the Board of Directors has waived certain lock-up transfer restrictions contained in the Company’s Registration Rights and Lock-Up Agreement with certain of the Company’s stockholders as it relates to approximately 23.6 million shares of Granite Ridge common stock (the “Grey Rock Fund II Shares”) held by private equity funds managed by Grey Rock Energy Management (“Grey Rock”).

Under the stock repurchase program, Granite Ridge will repurchase shares of its common stock from time to time in open market transactions or in privately negotiated transactions as permitted under applicable rules and regulations. The Board of Directors of the Company may limit or terminate the stock repurchase program at any time without prior notice, but, with no further action of the Board of Directors of the Company, the stock repurchase program will terminate on December 31, 2023. The extent to which the Company repurchases its shares of common stock, and the timing of such repurchases, will depend upon market conditions and other considerations as may be considered in the Company’s sole discretion.

The Grey Rock Fund II Shares are currently held by certain funds managed by Grey Rock. Once the resale of such Grey Rock Fund II Shares is registered pursuant to the Company’s Form S-1 registration statement with the Securities and Exchange Commission, the waiver of the lock-up transfer restrictions for the Grey Rock Fund II Shares will allow Grey Rock to distribute the Grey Rock Fund II Shares from the funds to the underlying investors in the funds who may then resell such shares. The Grey Rock Fund II Shares represent approximately 18% of the currently issued and outstanding shares of Granite Ridge’s common stock. The chart below evidences the current ownership of Company common stock by the public and funds managed by Grey Rock as well as the remaining lock-up transfer restrictions for such Company common stock.

Granite Ridge Shares Outstanding as of 12/14/2023
Holder	Lock-Up	Shares Outstanding	% of Shares Outstanding
Publicly Held Shares (1)	None	14,613,164	11%
Grey Rock Fund II (2)	None	23,601,149	18%
Grey Rock Fund III (3)	Thru 4/22/2023	95,080,584	71%
		133,294,897	100%

1. 371,518 shares are subject to potential forfeiture.
2. GREP Holdco II LLC, GREP Holdco II-B Holdings, LLC, Grey Rock Energy Partners GP II-A, L.P., and Grey Rock Energy Partners GP II-B, L.P.
3. GREP Holdco III-A LLC and GREP Holdco III-B Holdings LLC.

“Today’s announcement reflects Granite Ridge’s desire to increase trading volume and public float in the Company over time while reflecting our ongoing commitment to enhance value for our stockholders,” said Luke Brandenberg, Granite Ridge’s President and Chief Executive Officer. Mr. Brandenberg continued, “Over time, we expect Grey Rock to distribute shares held by the funds it manages to the individual investors in those funds in an orderly fashion to increase our public company float, which is an important long-term goal for Granite Ridge. Using a portion of our cash flow from operations, we can make opportunistic stock repurchases that we believe will enhance value for our stockholders as Grey Rock continues to distribute the shares that it manages for its funds.”

About Granite Ridge

Granite Ridge is a scaled, non-operated oil & gas exploration and production company. We invest in a diversified portfolio of production and top-tier acreage across the Permian and four other prolific U.S. basins in partnership with proven operators. We create value by generating sustainable full-cycle risk adjusted returns for investors, offering a rewarding experience for our team, and delivering reliable energy solutions to all – safely and responsibly. For more information, visit Granite Ridge’s website at www.graniteridge.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Granite Ridge’s financial position, operating and financial performance, business strategy, and plans and objectives of management for future operations are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Granite Ridge’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in Granite Ridge’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans, changes in current or future commodity prices and interest rates, fluctuations in prices for our securities, supply chain disruptions, infrastructure constraints and related factors affecting our properties, expansion plans and opportunities, operational risks including, but not limited to, the pace of drilling and completions activity on our properties, changes in the markets in which Granite Ridge competes, geopolitical risk and changes in applicable laws, legislation, or regulations, including those relating to environmental matters, cyber-related risks, the fact that reserve estimates depend on many assumptions that may turn out to be inaccurate and that any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of the Granite Ridge’s reserves, the outcome of any known and unknown litigation and regulatory proceedings, legal and contractual limitations on the payment of dividends, limited liquidity and trading of Granite Ridge’s securities, acts of war or terrorism and market conditions and global, regulatory, technical, and economic factors beyond Granite Ridge’s control, including the potential adverse effects of the COVID-19 pandemic, or another major disease, affecting capital markets, general economic conditions, global supply chains and Granite Ridge’s business and operations.

Granite Ridge has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond Granite Ridge’s control. Granite Ridge does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

Investor and Media Contact: IR@GraniteRidge.com – 214.396.2850